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Exhibit 99.1

WHITNEY INFORMATION NETWORK STREAMLINES WORKFORCE

Company Realizes Economies of Scale Created by Corporate
Reorganization and Reduction of Expenses Expected to Drive Profit Margins

        CAPE CORAL, FL—October XX, 2004—Whitney Information Network, Inc. (OTCBB: RUSS), a leading provider of post-secondary education programs focused on individual wealth creation and personal success, today announced a reduction of 15% of its global workforce. The move primarily affected employees located at the company's corporate headquarters in Cape Coral, Florida.

        The launch of Wealth Intelligence Academy combined with our recent corporate reorganization has afforded us the opportunity to streamline operations, reduce expenses and realize economies of scale across the organization," said Nicholas Maturo, Whitney president and COO. "The elimination of non-essential positions within the organization and other related changes will allow the company to be nimble in a crowded marketplace and focus its resources on increased financial performance with an expanded product offering.

        A third quarter management review of operations indicated that the company was underperforming in certain new marketing initiatives, causing reductions in its cash position and creating an operating loss. In addition, the Company's corporate facilities suffered substantial damage from Hurricane Charley, generating unexpected expenses related to disaster recovery and worker relocation. The Company was also impacted by the subsequent hurricanes that struck Florida this year.

        Management promptly addressed these issues and determined that these cuts would not significantly impact the Company's operations. "In streamlining the company's employment structure and reducing overlap and waste, we will immediately add to the Company's bottom line performance in the coming quarters", Maturo said. He also noted that the company has operated without a price increase for the past two years. "We plan to bring our pricing structure more in line with other providers in the market. Thanks to the overwhelming demand for our training products, we expect that these changes will have a significant and favorable impact on our profit margins, and our ability to deliver high quality financial education to our students."

About Whitney Information Network, Inc.

        Whitney Information Network, Inc. (OTCBB: RUSS) is a leading provider of post-secondary education focused on individual wealth creation and personal success. Through its wholly-owned subsidiary, Wealth Intelligence Academy, Whitney Information Network provides its students with comprehensive instruction and mentorship in real estate investment, business development and individual investment strategies. Additional information can be found at [add new URL]

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WHITNEY INFORMATION NETWORK STREAMLINES WORKFORCE